Virtual Scopics, Inc.
500 Linden Oaks
Rochester, New York 14625
(Date)

(Name)
(Address)

Dear (Name):

Pursuant to the terms and conditions of the VirtualScopics, Inc. 2006 Long-Term Incentive Plan (the 'Plan') you have been granted an Incentive Stock Option to purchase _____ shares (the 'Option') of stock as outlined below.

Granted To:
Grant Date:
Options Granted:
Option Price per Share: Total Cost to Exercise:
Expiration Date:
Vesting Schedule:

By my signature below, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Option and the Plan.

Signature: ______________________________________ Date: ________________
(Name)

Employer Authorized Signature: _________________________ Date: ______________

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.